Exhibit 99.1

JACOBS ENGINEERING GROUP INC.
FISCAL SECOND QUARTER EARNINGS CONFERENCE CALL
PREPARED REMARKS
Draft as of May 6, 2020, 12:00 pm CT

Forward-Looking Statements

Certain statements contained in the prepared remarks below constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Statements made in the prepared remarks that are not based on historical fact are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make concerning the potential effects of the COVID-19 pandemic on our business, financial condition and results of operations and our expectations as to our future growth, prospects, financial outlook and business strategy for fiscal 2020 or future fiscal years. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. Such factors include the magnitude, timing, duration and ultimate impact of the COVID-19 pandemic and any resulting economic downturn on our results, prospects and opportunities. Such impact includes, but is not limited to, the possible reduction in demand for certain of our services and the delay or abandonment of ongoing or anticipated projects due to the financial condition of our clients and suppliers or to governmental budget constraints; the inability of our clients to meet their payment obligations in a timely manner or at all; potential issues and risks related to a significant portion of our employees working remotely; illness, travel restrictions and other workforce disruptions that could negatively affect our supply chain and our ability to timely and satisfactorily complete our clients’ projects; difficulties associated with hiring additional employees or replacing any furloughed employees; increased volatility in the capital markets that may affect our ability to access sources of liquidity on acceptable pricing or borrowing terms or at all; and the inability of governments in certain of the countries in which we operate to effectively mitigate the financial or other impacts of the COVID-19 pandemic on their economies and workforces and our operations therein. The foregoing factors and potential future developments are inherently uncertain, unpredictable and, in many cases, beyond our control. For a description of these and additional factors that may occur that could cause actual results to differ from our forward-looking statements, see our Annual Report on Form 10-K for the year ended September 27, 2019, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, and our Quarterly Report on Form 10-Q for the quarter ended March 27, 2020, and in particular the discussions contained under Part I, Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations; Part II, Item 1 - Legal Proceedings; and Part II, Item 1A - Risk Factors, as well as the Company’s other filings with the Securities and Exchange Commission. The Company is not under any duty to update any of the forward-looking statements after the date of these prepared remarks to conform to actual results, except as required by applicable law.

Non-GAAP Financial Measures

As a supplement to our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the prepared remarks below also present certain non-GAAP financial measures within the meaning of Regulation G under the Securities Exchange Act of 1934, as amended. These measures are not, and should not be viewed as, substitutes for GAAP financial measures. More information about these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in Appendix A to the prepared remarks below. Reconciliation of the adjusted EPS, adjusted EBITDA and free cash flow outlook for fiscal 2020 and 2021 to the most directly comparable GAAP measure is not available without unreasonable efforts because the Company cannot predict with sufficient certainty all of the components required to provide such reconciliation, including with respect to the costs and charges relating to transaction expenses, restructuring and integration and other non-recurring or unusual items to be incurred in fiscal 2020 and 2021.

Good evening to all. Our earnings announcement was filed this evening and we have posted a copy of this slide presentation and our prepared remarks to our website, which we will reference during the call. I would like to refer you to our forward-looking statement disclaimer, which is summarized on slide 2.
Certain statements contained in this presentation constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Statements made in this presentation that are not based on historical fact are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make concerning the potential effects of the COVID-19 pandemic on our business, financial condition and results of operations and our expectations as to our future growth, prospects, financial outlook and business strategy for fiscal 2020 or future fiscal years. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. Such factors include the magnitude, timing, duration and ultimate impact of the COVID-19 pandemic and any resulting economic downturn on our results, prospects and opportunities. For a description of these and other risks, uncertainties and other factors that may occur that could cause actual results to differ from our forward-looking statements see our Annual Report on Form 10-K for the year ended September 27, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 27, 2020, which was filed this evening.
We are not under any duty to update any of the forward-looking statements after the date of this presentation to conform to actual results, except as required by applicable law.
During this presentation, we will be referring to certain Non-GAAP financial measures. Please refer to Slide 2 of the presentation for more information on these figures.

In addition, during the presentation we will discuss comparisons of current results to prior periods on a pro forma basis. See Slide 2 for more information on the calculation of these pro forma metrics. We have provided historical pro forma results in the appendix of the investor presentation. Please note that due to the timing of the Wood Nuclear acquisition in March, the current and prior period impacts of the Wood Nuclear business are excluded when discussing pro forma comparisons.
We believe this information helps provide additional insight into the underlying trends of our business when comparing current performance against prior periods.
Turning to the agenda on slide 3
Speaking on today’s call will be Jacobs Chair and CEO Steve Demetriou, President and Chief Operating Officer Bob Pragada and President and Chief Financial Officer Kevin Berryman.
Steve will begin by discussing our climate action commitments, then provide a update on our response to COVID-19 and then recap of our financial results and updated outlook, Bob will then review our performance by line of business and Kevin will provide some more in-depth discussion of our financial metrics, followed by an update on our acquisitions and ECR divestiture, as well as review of our balance sheet and cash flow.
Finally, Steve will provide detail on updated outlook along with some closing remarks and then we will open the call for your questions.
With that, I will now pass it over to Steve Demetriou, Chair and CEO.
Thank you for joining us today to discuss our response to the COVID-19 pandemic as well as our fiscal year second quarter results.
Before I get started, I wanted to share our recent announcement on our launch of Jacobs’ Climate Action Plan. Even in the face of the COVID-19 pandemic, we remain focused on delivering on our strategy and advancing our purpose of creating a more connected, sustainable world.
We often say we are a people business at Jacobs. Which is why we must take actions that help sustain the world within which we all live. Jacobs’ first Climate Action Plan sets us apart;

capturing the shared passion, pride and drive of our people as we work to preserve the planet for future generations.
The launch of this Plan is another major milestone in our cultural and company transformation. Our collective focus on developing and delivering on our strategy – including a deliberate portfolio transformation – brings us to this important juncture. Together we are committing to 100% renewable energy and Net Zero Carbon by the end of 2020, with a long-term commitment to be carbon negative by 2030.
Moving forward, we want to leverage our depth of expertise and leading position in the industry to work with our clients and our supply chain to drive climate resiliency into our solutions – investing together in projects that drive profitable reduction in carbon emissions.
This is an exciting milestone in the company’s history, and a course that we can take pride in delivering on together as we reinvent our tomorrow.
Now turning to slide 5
Our new brand – Challenging today. Reinventing tomorrow – has served as a strong galvanizing driver as we navigate through the COVID-19 environment. Throughout the past 8 weeks we have challenged the way in which we work and the markets we face – and in the process, we are reinventing our tomorrow real-time through growth opportunities for our people and innovative offerings for our clients.
From the outset of the pandemic, our focus has been the safety and well-being of our people, maintaining business continuity and delivering on our commitments to our clients.
We mobilized a global, cross functional COVID-19 Critical Response Team led by our Chief Operating Officer Bob Pragada to address both internal and external COVID-19 related challenges, with Regional Response Teams charged with rapid action on the ground.
As soon as we learned that global travel was shown to be at the root of the continued spread of the virus – and physical distancing was critical to flattening that curve – we took early, immediate and decisive action to restrict travel and to maximize remote working. Except for mission-critical employees, all of our people have been successfully working remotely over the last two months.

Proactive, engaging and transparent employee communications has been critical. From the outset, I immediately started a regular cadence of communication with our employees globally. This included a daily executive leadership team meeting, a weekly global email message from me at the beginning of each week to all employees. And a live mid-week virtual Town Hall so that my executive leadership team and I can connect real-time with our teams around the globe. We also expanded our intranet, and equipped our leaders with tools to send short, personal video messages to their people. Over communication was and remains an imperative.
As we shifted from office to home, we took our strong BeyondZero safety culture with us to create and maintain a safe working environment for our teams. As part of that, positive mental health is paramount, and we increased our offerings of mental health tools and techniques and mobilized our more than 1800 Jacobs Positive Mental Health Champions around the world.
A certain portion of our business is essential and mission critical to governments and private sector clients where our staff continue to work on site. In these cases, we worked closely with our clients and established project-specific plans to ensure the safety of our people and the integrity of the operation.
I have been so impressed with the success we have had in accelerating our digital transformation, investing in optimizing our networks and leveraging technology to facilitate collaboration and more flexible working scenarios for our people – while at the same time delivering on our commitments to our clients.
Coming out of this pandemic we will have validated different work approaches, with less reliance on extensive travel and physical real estate, and with the potential for significantly reduced cost and carbon footprint. We are currently in the process of planning a safe return to our workplaces – how, when, and in some cases if – while at the same time advancing our strategy of our future of work. We will share more about this in our next earnings call.
Early on during this pandemic, we leveraged our capabilities to become part of the COVID-19 solution:
•As our customers transitioned to remote working, we helped plan and execute those shifts, including support in assessment of cyber security implications;

•Materials and 3-D printing equipment were redeployed to help the frontline care workers with PPE;
•Existing federal and local government framework contracts around the globe were leveraged for action planning and implementation of healthcare facilities, including contracts for the Army Corps of Engineers, FEMA and the Governments of U.K., Australia and New Zealand;
•Our Life Sciences teams were tapped for designing facilities that will ultimately produce COVID-19 vaccines or other therapies; and
•On the innovation side of the issue, we have two teams addressing different critical challenges:
◦To better understand the spread of the Coronavirus, our teams are launching a pilot program to monitor wastewater streams using digital tools to help provide actionable COVID-19 insights and data to our clients.
◦Our technologists are busy considering what it means for building owners when shelter in place orders are lifted – and buildings that sat vacant for weeks or months may cause problems of their own such as legionella, lead contamination and poor air quality. Our teams have developed guidance for schools, offices and other public and private spaces to help them safely re-open and prepare for re-entry.
We believe that the positive impact on our culture over the past four years – and our transparent and measured behaviors during this crisis – has solidified loyalty with our employees, resulting in increased structural talent retention which will unlock more investment dollars for innovation and growth.
As we turn to Slide 6 to further discuss our business resiliency . . . as it relates to our people, we have purposely maintained our workforce capacity to position us strongly for a recovery after physical distancing subsides.

By strategically aligning our portfolio to a diverse set of high value sectors such as; national security, water infrastructure, environmental resiliency, healthcare and life sciences, intelligent asset management, space exploration and the convergence of information and operational technology – we have significantly increased the durability and growth opportunities of our business…. under multiple economic scenarios and the expected new norm in the aftermath of COVID-19.
In parallel with our portfolio transformation, we invested in digital technology to further expand our global integrated delivery model. This provides the ability to rapidly flex our deep technical expertise to accommodate any scenario around changes to global versus localized demand.
Equally as important, we have created a powerful inclusive culture, which we believe unleashes the ability to execute more effectively versus our competitors when adjusting to changing market dynamics.
From a financial standpoint this strategy has demonstrated strong results over the last few years and that track record of performance continued in our fiscal second quarter with pro forma backlog up 5% and pro forma net revenue up 7.5% year-over-year.
Q2 adjusted EBITDA also grew year-over-year and after a correction in the third quarter we expect it to improve in our fiscal fourth quarter. Equally as important and in-line with our previous outlook we delivered positive free cash flow in the quarter and expect improving free cash flow for the remainder of the year.
The physical distancing constraints from COVID-19 have resulted in some near-term headwinds impacting the current third quarter as we and our customers adjust to a new working environment.
However, we view these headwinds as temporary. As a result, we would expect the business to ramp up to run-rate levels over the next six-months as the structural drivers of our business are strong and our sales pipeline remains robust.
We have proactively positioned our capacity to capitalize on this new normal environment by retaining talent and maintaining key investments.

We believe these actions position Jacobs for adjusted EBITDA and free cash flow growth in fiscal 2021.
Finally, we have strong financial flexibility with ample liquidity that can be prudently deployed toward high return opportunities.
Now I will turn the call over to Bob Pragada to provide more detail by line of business.
And now, moving on to slide 7 to review our Critical Mission Solutions performance. During the second quarter, our CMS business continued to perform well with total backlog now $9.1 billion, representing 5% year-over-year growth on a pro forma basis. Growth was driven by sizeable new business wins with the Navy to deliver intelligent asset management, and with the Air Force for research and development of rocket and propulsion technology, as well as two smaller but strategic wins for cyber assessment solutions for the U.S. Patent and Trademark Office and a Dev/Ops contract with the FBI’s electronic laboratory. Overall, Q2 performance was in-line with our expectations for the business.
As a part of the overall financial scenario planning for the company, we believe the crisis will have a short-term impact on our CMS business, with 90% of the temporary decline we are currently experiencing due to the impact of physical distancing associated with COVID-19.
The underlying structural demand for our services remains strong and as a result we expect business to ramp up as we approach the end of our fiscal year.
We expect continued growth in fiscal 21 and beyond.
Our CMS business is supported by long term, enterprise contracts. Unlike other parts of our portfolio which can be executed virtually, these contracts involve highly technical work, such as Department of Energy remediation and Department of Defense test ranges, where access to the client’s site is required. Some elements of these stable and resilient contracts are experiencing temporary impacts from physical distancing protocols.
Let me now share with you further details on the impact by sector.
Our US Federal Civilian business makes up approximately 40% of CMS revenue, with a majority coming from our NASA and DOE clients. Jacobs provides broad support to NASA in its accelerated work to meet the current Administration’s mandate to return to the moon in 2024. Our client must make progress toward these national goals despite the challenges of teleworking and a reduced on-site workforce. At NASA we expect a low overall impact in the second half of the year as most of our work transitioned to teleworking or operating within physical distancing guidelines.
However, we anticipate our DOE and Atomic Energy of Canada Limited nuclear contracts to be impacted to a greater degree in the second half of the year as Jacobs teams are operating under physical distancing constraints that significantly decrease the on-site workforce. While DOE has provided us the ability to recoup the direct cost from the idle work force, our operating profit is generated on a Performance Based Incentive milestone basis.
As a result, we expect to recognize revenue from these customers at a lower profitability until we ramp back to normal operating levels, which is expected later this fiscal year. I want to note that this part of our business continues to win awards in this tough environment. In April we were awarded a 39-month extension of DOE’s West Valley Demonstration Project. West Valley is just one of the five extensions we have recently been awarded for our ten project sites. In the event of a continuing economic slowdown our nuclear remediation will be one of the most resilient components of our portfolio given the well-funded long-term recurring nature of the business.
Now moving to the US Intelligence Community which contributes just over 20% of CMS revenue. Our Mission IT, C5ISR, and Cyber businesses provide solutions to this sector. Our clients in the Intelligence Community must continue to provide these critical services, remaining resilient in the face of increased cyber-attacks, and preserve continuity of operations while responding to the sudden need to reduce on-site workforces. Overall, we see a MODERATE impact from physical distancing headwinds at sites that require split shifts in secured facilities.
We expect the impact to dissipate as we approach the end of the fiscal year. This is partially offset by continued strong performance in our Cyber and Mission-IT business.
Moving on, the US Department of Defense makes up approximately 20% of CMS revenue where we provide a wide range of mission critical services performed at government sites or in highly secure facilities. Our work at the Missile Defense Agency continues to operate at near normal run-rates, however much of our work at the Army’s test ranges have been impacted by physical distancing requirements. In line with our nuclear remediation business, these are highly resilient, well-funded, long-term programs that perform well in economic uncertainty but require on-site execution by our employees. Similar to the intelligence community our Cyber work within our DOD portfolio remains strong. We expect COVID-19 to have a MODERATE impact to our second half results within our Defense business but normalize as we approach the end of our fiscal year.
CMS International makes up about 10% of the business, which covers primarily Tier-1 nuclear decommissioning, operations and maintenance services in the U.K. and Europe. Our international business also supports the U.K. Ministry of Defence on its Continuous At-Sea Deterrence program, and various sustainment programs for air and land defense in the UK and Australia. We expect our International business to be MODERATELY impacted from COVID-19 in the second half of the year with approximately 70% from field work interruptions and 30% from consulting delays… but returning to normalized run-rate as we exit the fiscal year.
Shifting to our commercial business, this makes up approximately 10% of CMS revenues. In telecom, we provide solutions for wireless and wireline networks including the buildout of 5G. We expect this sector to remain strong over the next several years.
For the automotive sector, we primarily design and operate aerodynamic wind tunnels and provide general technical services, engineering, and testing of automotive engines. This business is being temporarily impacted by physical distancing and we expect new awards to be delayed as our clients re-evaluate their capex portfolio and future demand requirements.
In summary, we continue to believe the COVID-19 impact on our CMS business to be temporary and not indicative of how the business would perform in a typical recession scenario. We are aligned to high-priority, mission critical areas of federal government budgets and our overall 2021 sales pipeline remains robust at more than $37 billion. Of this figure, we currently have over $17 billion in source selection, with a blended profitability above our current run-rate.
Moving to our People and Places Solutions Business on slide 8
Our P&PS business continued its strong track record of performance in the second quarter with backlog up 5.4%. Q2 net revenue, excluding pass throughs, was up10% year-over-year. We had several wins in the quarter that further validate our strategy to align the business to a diverse set of high priority public and private sector initiatives in resilient geographies. A recent selection as the prime consultant for a major U.S. Navy Environmental contract, expected to be a $480 million fee over 5 years, underscores Jacobs’ proven program management, environmental and PFAS expertise. We also continue to drive technology-enabled solutions across all facets of the portfolio. As an example, we were awarded what will be the largest PFAS groundwater treatment pilot program in the U.S. with Orange County, CA, drawing on our multidisciplinary capabilities across all markets. And in our water business we won a 20-year O&M program for the City of Wilmington Delaware, which will leverage predictive analytics to optimize operations. In addition, we recently leveraged our deep domain expertise to win a software development contract for the U.K.’s national flood risk assessment and also won a mandate to deploy our AquaDNA software analytics solution at one of the world’s largest water utilities. As evidenced by these superior client solutions, our strategic initiatives around global, market and digital connectivity are the basis for our continued double-digit profit growth trajectory over the last 18-months.
Now, I will discuss how we expect COVID-19 to impact our P&PS business from a geographic and industry sector standpoint. Before doing so, I’d like to discuss how we have not only adapted but optimized our delivery amidst COVID-19.
Our distributed workforce has maintained business continuity while generating accelerated opportunities for innovation. We continue to deliver world-class consultancy and design with the majority of staff working from home, while also utilizing video streaming, augmented reality, and other innovative techniques to perform site assessments, inspections and assist in equipment maintenance and plant operation - linking our experts globally to provide solutions in real-time. Our digitized project delivery platform has created increased efficiency and has enhanced our ability to deliver end-to-end solutions.
Now to our buildings and infrastructure geographies, starting with the Americas, including our Federal business. This business comprises more than 50% of our P&PS net revenue. Going into the third fiscal quarter of FY20, the Americas is one of our best performing regions with strong double-digit top and bottom-line growth across multiple sub-geographies and sectors. We continue to see healthy sales bookings activity even considering COVID-19 pressures, with some delays in new awards but minimal cancellations at this point. However, our revenue burn rate is expected to decrease modestly in the second half. We are strategically maintaining a slightly higher cost structure, in retaining our talent in anticipation of a return to a more normalized demand level and potential U.S. infrastructure stimulus. Overall, we expect the Americas to experience a minimal COVID-19-based impact year-over-year, but a more pronounced impact compared to our growth expectations. Forward looking indicators imply improved conditions as we approach our fiscal year end.
Turning to Europe and the Middle East, this geography represents approximately 20% of P&PS net revenue, with the U.K. making up the majority of the business. Prior to COVID-19 the U.K. was experiencing Brexit related slowdowns as the newly elected government was in the process of formalizing their plan for increased infrastructure investment and restarting major programs which were awaiting funding. Through our diverse offering, track record of performance and scale, we are uniquely engaged in all major infrastructure programs in the U.K. In fact, we were just awarded a 10-year Highways England Smart Motorways Alliance contract. High-Speed 2 is also moving forward, along with a pipeline of smaller projects within existing framework agreements. However, we are cautious on our near-term expectations for a broader post-COVID-19 ramp up in this geography and expect a moderately negative impact to results in fiscal Q3, improving modestly during fiscal Q4. Longer-term, we view Europe and the Middle East as strategic geographies that will not only prioritize infrastructure spending but will also serve as an innovation hub for the latest digital infrastructure solutions.
Moving to Asia, which represents just under 10% of P&PS net revenue with Australia and New Zealand comprising the majority of that business. While the pipeline of new opportunities remains robust, we are witnessing delays in some aviation related and other projects tied to government tax revenue associated with the downturn in commodities. We expect Asia to be materially impacted in fiscal Q3 2020 and improve as we reposition our resources targeting developing opportunities in healthcare facilities and transportation.

And finally, our Advanced Facilities business, which makes up approximately 20% of P&PS net revenue, will likely see the most pronounced COVID-19-related impacts for the business in the short-term given physical distancing constraints at some of our sites.
A key factor is our Life Sciences customers realigning their capital portfolio to COVID-19-related solutions and changes in supply chain strategies related to other therapies. We believe this business has the most potential for a sharp V-shaped recovery driven by multiple large scale COVID-19-related therapies and vaccine projects in the pipeline, where we are well positioned as the global leader. In fact, we are currently performing early conceptual designs for these life sciences and mission critical projects. In addition, cloud computing driven projects such as semiconductor fabs and data centers are likely to be awarded in the coming months. Our advanced facilities business is one of the areas we are the most optimistic about with the developing momentum we expect to play out over the course of 2021 and beyond.
As we turn to our core sectors, while global restriction in mobility has resulted in reduced demand across all modes of transportation, much of the market’s critical infrastructure projects have been sustained through recent government stimulus packages. We anticipate that future transportation-related stimulus will catalyze and drive economic recovery.
Moving to the water and environmental sector, we are seeing strong long-term demand in both upgrades to water infrastructure and our utility operations and maintenance business. From an environmental standpoint our PFAS and FEMA-related businesses are expected to grow, partially offset from the short-term impact from physical distancing in our field work and private sector environmental consulting.
And in our built environment, which includes government facilities, healthcare, higher education, and smart cities, we anticipate near-term headwinds to be offset by solid demand in healthcare as clients rethink their evolving resiliency requirements. We also expect a growing demand from our higher-education and sports and entertainment clients reshaping their infrastructure preparedness for the threat of future pandemics.

In summary, we have taken a proactive approach to assessing the shifting market trends into a living roadmap, we call the Now to Next initiative. This initiative, along with our proven track record of execution, reinforces our global, market and digital connectivity strategy.
Now I will turn the call over to Kevin to discuss our financial performance in more detail…
Thank you, Bob
Now I’ll discuss a more detailed summary of our financial performance for the second quarter of fiscal 2020 on slide 9
Second quarter gross revenue increased 11% year-over-year, with pro forma net revenue including KeyW….but excluding the stub period from three weeks of Wood Nuclear…up 7.5%, with 10% growth coming from P&PS and 4% growth from CMS.
Adjusted gross margin in the quarter as a percentage of net revenue was 23%, down 160 bps year-over-year. The decrease in gross margin was primarily due to the success in delivering our cost synergy targets for the CH2M acquisition, as some of that benefit has accrued to our clients via lower overhead reimbursement rates in some contracts. The lower reimbursement rate, of course, is more than offset by the absolute lower level of G&A costs. The impact remains a net positive to the company. That is exhibited by the lower G&A as a percentage of net revenue of 110 bps year-over-year to 14.8%. It was also positively impacted by lower travel and employee related costs associated with some early impacts from COVID-19 cost mitigation efforts. In short, the improved G&A level as a percent of Net Revenue continues to show improved growth leverage for the company.
GAAP operating profit was up 63% to $168 million and included:
•$44 million of restructuring, transaction and other charges,
•And $24 million of other charges consisting of
◦$22 million of amortization from acquired intangibles, and
◦$2 million of costs associated with the Worley transition service agreements
Adjusting for these items, adjusted operating profit was $237 million, up 7% from the prior year.

Moving on, our adjusted operating profit to net revenue was 8.5%, down 50 bps year-over-year on a reported basis, driven by a decrease in CMS, flat performance in PPS, and higher unallocated corporate expense. I’ll discuss the underlying drivers for the lines of business and corporate costs on the next slide.
GAAP Net Earnings and EPS from Continuing Operations were a negative $122 million or $0.92 per share – and included:
•A charge for the mark-to-market adjustments associated with our Worley equity stake and other ECR related matters of $1.94
•$0.25 per share of after-tax restructuring, transaction and other charges as noted above, and
•amortization of acquired intangibles of 12 cents
Excluding these items, second quarter adjusted EPS was $1.39, including a 7-cent benefit from discrete tax items. Excluding discrete tax items in both the current and year ago quarter, underlying adjusted EPS was up 11% year-over-year.
Q2 adjusted EBITDA was $261 million, or 9.4% of net revenue, and met our expectations for the quarter.
Finally, turning to our bookings during the quarter, our pro forma book-to-bill ratio approached 1.1 for Q2, driven by a strong CMS book to bill of approximately 1.2x and a solid 1x book to bill in P&PS. As Bob noted earlier, the sales pipeline remains robust across both lines of business and has increased on a like for like basis when compared to last year and last quarter. While we have seen some delays in expected award dates, we have seen very few cancellations. We continue to be optimistic that our pipeline will convert in a manner that will set the company up well for 2021.
Regarding our LOB performance, let’s turn to slide 10.
Starting with CMS, pro forma revenue including KeyW…but excluding the stub period from Wood Nuclear…grew 4% year-over-year during the second quarter. During the quarter we saw continued strength in our Cyber, Space including NASA, Mission IT and 5G businesses.

Operating profit was $84 million and grew 14% year-over-year and in the single digits on a pro forma basis. Operating profit margin was down 20 bps year-over-year to 6.8%, as a result of higher benefit related costs in the quarter. Excluding this impact, underlying adjusted OP margin was up over 20bps versus year ago.
In early April, it was exciting to see the initial impacts of the ramp up on the two major new business wins at Navy West Sound and the Air Force research laboratory. However, as Bob mentioned in his remarks, we are expecting a short-term headwind from physical distancing in CMS, mainly in our nuclear remediation business, DOD range operations business, and our commercial business, where a physical presence is necessary. In fact, some of the impact from physical distancing headwinds will result in us recognizing revenue with no associated profit. This is due to the U.S. government reimbursing us for our idle employee related costs but not paying us for our fees earned (which represent our profit), as there is a delay in our ability to reach milestones which allow fee benefits to be realized.
It is important to note that in a more typical economic slowdown the operating profit from these types of businesses would be highly resilient, as these on-premise and other key programs are well-funded under multi-year contracts.
This dynamic will result in a more pronounced impact to operating profit than revenue in our third quarter. On a reported basis we expect CMS operating profit to be down double-digit y/y in the third quarter, but with an improved performance in the fourth quarter, which has the potential for year-over-year growth.
Moving to P&PS… Q2 net revenue grew 10% year-over-year and operating profit was up 9%. As a percentage of net revenue, operating profit was 12.3% for the quarter, flat from a year ago and a strong performance given the O/H reimbursable rate issue noted earlier, the strong project mix from the year ago quarter, and headwinds from maintaining talent capacity in the U.K. in the face of the COVID-19 pandemic. The Americas business continued to post strong double-digit year-over-year revenue and profit growth. This strength was somewhat offset by softness in the U.K. and timing on major project starts in Advanced Facilities.

While we have started strong in the first half of the year, we anticipate reported revenue and operating profit to be down year-over-year in the third quarter, and then begin to see a less negative impact in Q4, as the business recovers to a year-over-year growth outlook in fiscal 2021.
Our non-allocated corporate overhead costs were $37 million for the quarter, up slightly from the Q1 figures and up from $25 million in the year ago period, driven by higher benefit costs. For the remainder of the year, we continue to expect non-allocated corporate costs to approximate $35 million per quarter, absent any allocation reductions to the Lines of Business given our overall efforts to reduce our overhead cost structure in the second half of this year.
Now turning to slide 11, I would like to update our initiatives relative to our recent M&A and divestiture actions.
Regarding the sale of ECR, to date we have incurred slightly over $220 million of the approximate $230 million in related transaction, separation and restructuring costs. We expect the remaining costs to be incurred over the remainder of the year.
The KeyW integration is largely complete and delivering the expected cost reductions, and the team is now focused on leveraging the resources of both companies to drive further revenue synergies.
Our acquisition of Wood’s Nuclear business closed on March 6th. Our integration management office is well underway executing against our acquisition playbook. In-line with our playbook, the combined management structure was rolled out on Day 1 and the team is executing to deliver the expected $12 million in annual cost synergies. Of course, the overall focus on the strategic logic for the combination and the strategic growth benefits also remain a high priority.
Please note that our overall expectations regarding the P&L and cash flow impacts related to separation, restructuring and other transaction related expenses for the full year 2020 remain intact, with approximately $150 million in P&L costs and cash outflow expected over the course of this year. And, as we enter 2021, material differences in GAAP vs Adjusted figures will be significantly reduced.

Now onto cash flow generation and the balance sheet on slide 12.
During the quarter, we generated $113 million in free cash flow. Q2 cash flow was impacted by approximately $36 million of restructuring and separation related cash outflows. $85 million has been incurred year-to-date. Including these costs, we continue to expect positive free cash flow for the remainder of fiscal 2020 with total reported free cash flow now expected to be more than $350 million for the full year, which includes a headwind of $150 million from the restructuring items noted above. Assumed in our free cash flow guidance is some expectation that the timing of some customer payments could be impacted over the course of the year given COVID-19.
DSO’s were flat from Q1 2020 but up year-over-year. Of note, approximately $50 million of collections were received in late March, but after our quarter end of March 27th. We still see ample opportunities to lower our DSO run-rate which is the major driver for us attaining a 1x free cash flow conversion target longer term.
And now moving to the balance sheet.
As part of our planned capital structure strategy, we executed a 5-year $1 billion unsecured term loan facility during the quarter at an attractive rate of approximately libor + 150 bps. In addition, we entered into multiple interest rate swaps at different tenors with an aggregate notional value of $900 million to lock in long term attractive rates approaching nearly 50% of our total debt. The interest cost approximates an aggregate 2% yield for the fixed portion, and we are pleased that we were able to lock in longer term rates that approximate our short-term rate levels.
We ended the quarter with cash of approximately $1.7 billion and a gross debt of $3.1 billion, resulting in $1.4 billion of net debt before attributing the benefit of the Worley equity. Treating the Worley equity as cash, our pro forma net debt to adjusted 2020 EBITDA is just over 1x. As you will note, we chose not to pay down our revolver with the proceeds of the term loan….out of an abundance of caution given the disruption seen in the financial markets in March and April due to the COVID-19 situation. We will continue to monitor and proactively paydown the revolver as markets continue to show increased levels of stability.
Regarding capital deployment, we paused our share purchases in March as a precautionary measure as the COVID-19 crisis escalated. Nonetheless, we still repurchased $286 million of shares during the March quarter, and ended the quarter with a remaining $1.1 billion left of authorization. We continue to expect to fully utilize our remaining share buyback authorization over time. However, I reiterate that our immediate use of existing excess cash will be focused on paying down our revolver.
For modeling purposes, we would expect an average share count of 132 million for second half of fiscal year 2020, excluding additional share buybacks. We will continue to be opportunistic in our share buy-back activity going forward and will provide an update on our quarterly earnings calls related to share count expectations.
And regarding our effective tax rate, we continue to expect an adjusted effective tax rate of 24% for the second half of fiscal 2020, in line with our longer-term normalized adjusted tax rate in the range of 23-25%.
Finally, given our strong balance sheet and free cash flow, we remain committed to our quarterly dividend which was previously increased and declared at $0.19 per share. As you know, our current dividend level represents an increase of 12% versus a year-ago.
Now I’ll turn it back over to Steve for our outlook and closing comments on slide 13
Thanks Kevin.
Now let me review our total company outlook to account for the expected impact from COVID-19 on our business over the next six-months.
We are updating our fiscal 2020 adjusted EBITDA outlook to a range of $950 million - $1.05 billion dollars from $1.05 billion - $1.15 billion dollars. We are also updating our fiscal 2020 adjusted EPS guidance, to a range of $4.80 to $5.30 from $5.30 to $5.80. At the mid-point of our revised EPS range, 2020 FY Adjusted EPS represents year-over-year growth when excluding the impact from fiscal 2020 and 2019 discrete tax items.
Our revised guidance is based on an analysis of several scenarios that estimated the impact of the COVID-19 pandemic on our results. Specifically, physical distancing initiatives, which create temporary limitations on our clients’ and Jacobs’ ability to perform work primarily in the current fiscal Q3 period is the single biggest impact on these projections. The gross impact to EPS is estimated at approximately $1.50 at the midpoint of our estimates. Included in that estimate is approximately $100 million investment to retain talent, equivalent to approximately 50 cents per share. Importantly, we have strategically decided that we will maintain this talented workforce given our belief that we expect a rebound later this year – thereby ensuring access to this talent as we return to growth.
We have taken significant actions to reduce this gross impact by reducing our cost structure, effectively reducing costs in the back half of the year by $1.00 of EPS. These efforts include elimination of discretionary, corporate, LOB and other employee related costs.
As a result, our net expected impact at the midpoint of our range is 50 cents of EPS, based on our decision to maintain our existing work force and to ensure that we have access to our talent to drive the expected return to growth. We believe it is a strategic imperative to retain our talented people across the company.
We expect the majority of the earnings revision to occur in our third quarter.
As we move into the fourth quarter, we anticipate the impact of the pandemic on Jacobs to subside and our business to return to run-rate levels over the course of the fourth quarter. Importantly, we expect fourth quarter adjusted EBITDA to improve with potential for year-over-year growth.
As previously stated, we expect strong fiscal second half reported free cash flow of at least $400 million.
And we believe that 2021 is shaping up for a strong rebound in growth. We will provide an update as we approach the end of this fiscal year as we further evaluate how the COVID-19 pandemic unfolds.
With that, I would like to open the call for questions.
Operator, we will now open the call for questions. Ending After Q&A
Our transformation over the last 4 years has been focused on building a strong company culture and a portfolio which would prove resilient under multiple economic scenarios. COVID-19 is presenting a challenge that no one could not have predicted. But our transformation is proving to be the foundation that will see us through.
We are keeping our people safe and delivering on our commitments to our clients. We are also moving with swiftness and agility in shifting our working model to ensure business continuity – and are in the process of accelerating our digital transformation plan. We are retaining our most important asset: our talent.
As we define how we work in the future, we expect to benefit from significant cost savings as well as further positive cultural benefits in flexibility for our people and advancements in how we serve our clients.
And that future starts now.

APPENDIX A TO PREPARED REMARKS
Non-GAAP Financial Measures:
In its prepared remarks, the Company has included certain non-GAAP financial measures as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended. The non-GAAP financial measures included in the prepared remarks are net revenue, adjusted net earnings from continuing operations, adjusted EPS from continuing operations, adjusted operating profit, adjusted operating profit margin, adjusted EBITDA and free cash flow.
Net revenue is calculated excluding pass-through revenue of the Company’s People & Places Solutions segment from the Company’s revenue from continuing operations. Adjusted net earnings from continuing operations, adjusted EPS from continuing operations, adjusted operating profit and adjusted operating profit margin are non-GAAP financial measures that are calculated by (i) excluding the costs related to the 2015 restructuring activities, which included involuntary terminations, the abandonment of certain leased offices, combining operational organizations and the co-location of employees into other existing offices; and charges associated with our Europe, U.K. and Middle East region, which included write-offs on contract accounts receivable and charges for statutory redundancy and severance costs (collectively, the “2015 Restructuring and other items”); (ii) excluding costs and other charges associated with restructuring activities implemented in connection with the KeyW, CH2M and John Wood Group’s nuclear business acquisitions, the sale of the ECR business and other related cost reduction initiatives, which included involuntary terminations, costs associated with co-locating Jacobs, KeyW and CH2M offices, separating physical locations of ECR and continuing operations, costs and expenses of the Integration Management Office and Separation Management Office, including professional services and personnel costs, costs and charges associated with the divestiture of joint venture interests to resolve potential conflicts arising from the CH2M acquisition, expenses relating to certain commitments and contingencies relating to discontinued operations of the CH2M business, charges associated with certain operations in India, which included write-offs on contract accounts receivable and other accruals, and similar costs and expenses (collectively referred to as the “Restructuring and other charges”); (iii) excluding transaction costs and other charges incurred in connection with closing of the KeyW, CH2M and John Wood Group’s nuclear business acquisitions, and sale of the ECR business (to the extent incurred prior to the closing), including advisor fees, change in control payments, costs and expenses relating to the registration and listing of Jacobs stock issued in connection with the CH2M acquisition, and similar transaction costs and expenses (collectively referred to as “transaction costs”); (iv) adding back amortization of intangible assets; (v) allocating to discontinued operations estimated stranded corporate costs that will be reimbursed or otherwise eliminated in connection with the sale of the ECR business; (vi) the reclassification of revenue under the Company's transition services agreement (TSA) included in other income for U.S. GAAP reporting purposes to SG&A and the exclusion of remaining unreimbursed costs associated with the TSA; (vii) allocating to discontinued operations estimated interest expense relating to long-term debt that was paid down with the proceeds of the ECR sale; (viii) the removal of fair value adjustments and dividend income related to the Company’s investment in Worley stock and certain foreign currency revaluations relating to ECR sale proceeds; (ix) the exclusion of a one-time favorable adjustment in the fiscal 2019 period associated with a reduction of deferred income taxes for permanently reinvested earnings from non-U.S. subsidiaries in connection with the sale of the ECR business; (x) excluding charges resulting from the revaluation of certain deferred tax assets/liabilities in connection with U.S. tax reform; (xi)

adding back depreciation and amortization relating to the ECR business of the Company that was ceased as a result of the application of held-for-sale accounting; and (xii) other income tax adjustments. Adjustments to derive adjusted net earnings from continuing operations, adjusted EPS from continuing operations, adjusted operating profit and adjusted operating profit margin are calculated on an after-tax basis. We believe that net revenue, adjusted net earnings from continuing operations, adjusted EPS from continuing operations adjusted operating profit, adjusted operating profit margin and adjusted EBITDA are useful to management, investors and other users of our financial information in evaluating the Company’s operating results and understanding the Company’s operating trends by excluding or adding back the effects of the items described above, the inclusion or exclusion of which can obscure underlying trends. Additionally, management uses such measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods, and believes these measures are useful for investors because they facilitate a comparison of our financial results from period to period.
Free cash flow is calculated using the reported statement of cash flows, cash provided from operations less additions to property and equipment.

Adjusted EBITDA for prior periods is calculated by adding depreciation expense to adjusted operating profit from continuing operations. For fiscal 2020 outlook, the Company calculated adjusted EBITDA by adding income tax expense, depreciation expense and interest expense, and deducting interest income from adjusted net earnings from continuing operations.
The Company provides non-GAAP measures to supplement U.S. GAAP measures, as they provide additional insight into the Company’s financial results. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation and are not in accordance with, or a substitute for, U.S. GAAP measures. In addition, other companies may define non-GAAP measures differently, which limits the ability of investors to compare non-GAAP measures of the Company to those used by our peer companies.
The tables included below reconcile the components and values of U.S. GAAP revenue, net earnings from continuing operations, EPS from continuing operations and revenue to the corresponding "adjusted" amounts. For the comparable periods presented below, such adjustments consist of amounts incurred in connection with the items described above. Amounts are shown in thousands, except for per-share data (note: earnings per share amounts may not add across due to rounding). Reconciliation of the adjusted EPS and adjusted EBITDA outlook for the full fiscal year to the most directly comparable GAAP measure is not available without unreasonable efforts because the Company cannot predict with sufficient certainty all the components required to provide such reconciliation (note: earnings per share amounts may not add across due to rounding).

U.S. GAAP Reconciliation for the second quarter of fiscal 2020 and 2019

	Three Months Ended
	March 27, 2020
Unaudited	U.S. GAAP	Effects of Restructuring, Transaction and Other Charges	Other Adjustments (1)	Adjusted
Revenues	$3,427,180	$—	$—	$3,427,180
Pass through revenue	—	—	(641,393)	(641,393)
Net revenue	3,427,180	—	(641,393)	2,785,787
Direct cost of contracts	(2,779,045)	—	641,393	(2,137,652)
Gross profit	648,135	—	—	648,135
Selling, general and administrative expenses	(480,357)	44,381	24,359	(411,617)
Operating Profit	167,778	44,381	24,359	236,518
Total other (expense) income, net	(344,583)	(200)	338,797	(5,986)
(Loss) Earnings from Continuing Operations Before Taxes	(176,805)	44,181	363,156	230,532
Income Tax Benefit (Expense) for Continuing Operations	61,122	(11,349)	(87,833)	(38,060)
Net (Loss) Earnings of the Group from Continuing Operations	(115,683)	32,832	275,323	192,472
Net Earnings Attributable to Noncontrolling Interests from Continuing Operations	(6,284)	—	—	(6,284)
Net (Loss) Earnings from Continuing Operations attributable to Jacobs	(121,967)	32,832	275,323	186,188
Net Earnings Attributable to Discontinued Operations	29,880	—	—	29,880
Net (Loss) Earnings attributable to Jacobs	$(92,087)	$32,832	$275,323	$216,068
Diluted Net (Loss) Earnings from Continuing Operations Per Share	$(0.92)	$0.25	$2.06	$1.39
Diluted Net Earnings (Loss) from Discontinued Operations Per Share	$0.23	$—	$—	$0.22
Diluted (Loss) Earnings Per Share	$(0.69)	$0.25	$2.06	$1.62
Operating profit margin	4.90%			8.49%

(1) Includes (a) the removal of pass through revenues and costs for the People & Places Solutions line of business for the calculation of operating profit margin as a percentage of net revenue of $641.4 million, (b) the removal of amortization of intangible assets of $22.1 million, (c) the reclassification of revenues under the Company's TSA of $2.2 million included in other income for U.S. GAAP reporting purposes to SG&A, (d) the removal of $341.0 million in fair value adjustments related to our investment in Worley stock (net of Worley stock dividend) and certain foreign currency revaluations relating to the ECR sale and (e) associated income tax expense adjustments for the above pre-tax adjustment items.

(2) Because GAAP net (loss) earnings from continuing operations was a loss, the effect of antidilutive securities of 1,032 was excluded from the denominator in calculating diluted EPS. Because adjusted net (loss) earnings from continuing operations was income, the effective of the securities was dilutive and was included in the denominator in calculating adjusted diluted EPS.

	Three Months Ended
	March 29, 2019
Unaudited	U.S. GAAP	Effects of Restructuring, Transaction and Other Charges	Other Adjustments (1)	Adjusted
Revenues	$3,091,596	$—	$—	$3,091,596
Pass through revenue	—	—	(632,359)	(632,359)
Net revenue	3,091,596	—	(632,359)	2,459,237
Direct cost of contracts	(2,474,755)	(3,383)	632,359	(1,845,779)
Gross profit	616,841	(3,383)	—	613,458
Selling, general and administrative expenses	(514,160)	97,321	25,078	(391,761)
Operating Profit	102,681	93,938	25,078	221,697
Total other income (expense), net	9,151	(26,602)	18,403	952
Earnings from Continuing Operations Before Taxes	111,832	67,336	43,481	222,649
Income Tax Benefit (Expense) for Continuing Operations	7,947	(11,949)	(48,097)	(52,099)
Net Earnings (Loss) of the Group from Continuing Operations	119,779	55,387	(4,616)	170,550
Net Earnings Attributable to Noncontrolling Interests from Continuing Operations	(5,024)	—	—	(5,024)
Net Earnings from Continuing Operations attributable to Jacobs	114,755	55,387	(4,616)	165,526
Net (Loss) Earnings Attributable to Discontinued Operations	(57,838)	3,783	(24,489)	(78,544)
Net earnings attributable to Jacobs	$56,917	$59,170	$(29,105)	$86,982
Diluted Net Earnings (Loss) from Continuing Operations Per Share	$0.82	$0.39	$(0.03)	$1.19
Diluted Net Earnings (Loss) from Discontinued Operations Per Share	$(0.41)	$0.02	$(0.18)	$(0.56)
Diluted Earnings Per Share	$0.41	$0.43	$(0.21)	$0.62
Operating profit margin	3.32%			9.01%

(1) Includes (a) the removal of pass through revenues and costs for the People & Places Solutions line of business for the calculation of operating profit margin as a percentage of net revenue of $632.4 million, (b) the removal of amortization of intangible assets of $18.7 million, (c) the allocation to discontinued operations of estimated stranded corporate costs of $6.4 million that would have been reimbursed under the ECR transition services agreement (TSA) with Worley Parsons or otherwise eliminated from the ongoing operations in connection with the sale of the ECR business, (d) the allocation to discontinued operations of estimated interest expense for the full period related to long-term debt that was paid down as a result of the closing of the sale of the ECR business of $18.4 million, (e) the exclusion of approximately $37.0 million in one-time favorable income tax adjustment associated with reduction of deferred income taxes for permanently reinvested earnings from non-U.S. subsidiaries in connection with the sale of the ECR business, (f) the add-back of depreciation relating to the ECR business that was ceased as a result of the application of held-for-sale accounting of $(5.8) million and (g) associated income tax expense adjustments for all the above pre-tax adjustment items.

	Six Months Ended
	March 27, 2020
Unaudited	U.S. GAAP	Effects of Restructuring, transaction and Other Charges	Other Adjustments (1)	Adjusted
Revenues	$6,787,229	$—	$—	$6,787,229
Pass through revenue	—	—	(1,343,147)	(1,343,147)
Net revenue	6,787,229	—	(1,343,147)	5,444,082
Direct cost of contracts	(5,494,522)	—	1,343,147	(4,151,375)
Gross profit	1,292,707	—	—	1,292,707
Selling, general and administrative expenses	(973,582)	95,067	58,879	(819,636)
Operating Profit	319,125	95,067	58,879	473,071
Total other (expense) income, net	(241,759)	2,799	227,691	(11,269)
Earnings from Continuing Operations Before Taxes	77,366	97,866	286,570	461,802
Income Tax Expense for Continuing Operations	(7,368)	(24,782)	(69,193)	(101,343)
Net Earnings of the Group from Continuing Operations	69,998	73,084	217,377	360,459
Net (Earnings) Loss Attributable to Noncontrolling Interests from Continuing Operations	(12,540)	—	—	(12,540)
Net Earnings from Continuing Operations attributable to Jacobs	57,458	73,084	217,377	347,919
Net Earnings Attributable to Discontinued Operations	107,468	—	—	107,468
Net earnings attributable to Jacobs	$164,926	$73,084	$217,377	$455,387
Diluted Net Earnings from Continuing Operations Per Share	$0.43	$0.54	$1.62	$2.59
Diluted Net Earnings from Discontinued Operations Per Share	$0.80	$—	$—	$0.80
Diluted Earnings Per Share	$1.23	$0.54	$1.62	$3.39
Operating profit margin	4.70%			8.69%

(1) Includes (a) the removal of pass through revenues and costs for the People & Places Solutions line of business for the calculation of operating profit margin as a percentage of net revenue of $1.3 billion, (b) the removal of amortization of intangible assets of $43.9 million, (c) the reclassification of revenues under the Company's TSA of $14.2 million included in other income for U.S. GAAP reporting purposes to SG&A, (d) the removal of $241.9 million in fair value adjustments related to our investment in Worley stock (net of Worley stock dividend) and certain foreign currency revaluations relating to the ECR sale and (e) associated income tax expense adjustments for the above pre-tax adjustment items.

	Six Months Ended
	March 29, 2019
Unaudited	U.S. GAAP	Effects of Restructuring, transaction and Other Charges	Other Adjustments (1)	Adjusted
Revenues	$6,175,384	$—	$—	$6,175,384
Pass through revenue	—	—	(1,306,637)	(1,306,637)
Net revenue	6,175,384	—	(1,306,637)	4,868,747
Direct cost of contracts	(4,990,023)	(512)	1,306,637	(3,683,898)
Gross profit	1,185,361	(512)	—	1,184,849
Selling, general and administrative expenses	(969,551)	141,683	50,149	(777,719)
Operating Profit	215,810	141,171	50,149	407,130
Total other (expense) income, net	(11,789)	(28,262)	36,470	(3,581)
Earnings from Continuing Operations Before Taxes	204,021	112,909	86,619	403,549
Income Tax Expense for Continuing Operations	(14,811)	(21,769)	(47,959)	(84,539)
Net Earnings of the Group from Continuing Operations	189,210	91,140	38,660	319,010
Net (Earnings) Loss Attributable to Noncontrolling Interests from Continuing Operations	(9,562)	—	—	(9,562)
Net Earnings from Continuing Operations attributable to Jacobs	179,648	91,140	38,660	309,448
Net Earnings Attributable to Discontinued Operations	1,565	3,855	(47,799)	(42,379)
Net earnings attributable to Jacobs	$181,213	$94,995	$(9,139)	$267,069
Diluted Net Earnings from Continuing Operations Per Share	$1.27	$0.65	$0.27	$2.18
Diluted Net Earnings from Discontinued Operations Per Share	$0.01	$0.03	$(0.34)	$(0.30)
Diluted Earnings Per Share	$1.28	$0.67	$(0.06)	$1.88
Operating profit margin	3.49%			8.36%

(1) Includes (a) the removal of pass through revenues and costs for the People & Places Solutions line of business for the calculation of operating profit margin as a percentage of net revenue of $1.31 billion, (b) the removal of amortization of intangible assets of $37.3 million, (c) the allocation to discontinued operations of estimated stranded corporate costs of $12.8 million that will be reimbursed under the ECR transition services agreement (TSA) with Worley Parsons or otherwise eliminated from the ongoing operations in connection with the sale of the ECR business, (d) the allocation to discontinued operations of estimated interest expense for the full period related to long-term debt that has been paid down as a result of the ECR sale of$36.5 million, (e) the exclusion of approximately $37.0 million in one-time favorable income tax adjustment associated with reduction of deferred income taxes for permanently reinvested earnings from non-U.S. subsidiaries in connection with the sale of the ECR business, (f) the add-back of charges resulting from the revaluation of certain deferred tax assets/liabilities in connection with U.S. tax reform from the first quarter of $11.0 million and (g) the add-back of depreciation relating to the ECR business that was ceased as a result of the application of held-for-sale accounting of $(11.0) million and (h) associated income tax expense adjustments for all the above pre-tax adjustment items.

Reconciliation of Net Earnings from Continuing Operations Attributable to Jacobs to Adjusted EBITDA:
	Three Months Ended	Three Months Ended
	3/29/2019	3/27/2020
Adj Net earnings from Continuing Operations (1)	$165,526	$186,188
Adj. Income Tax Expense for Continuing Operations (1)	(52,099)	(38,060)
Adj. Net earnings from Continuing Operations attributable to Jacobs before income taxes (1)	$217,625	$224,248
Depreciation expense	23,491	22,566
Interest income	(1,670)	(985)
Interest expense	10,506	15,076
Adjusted EBITDA	$249,952	$260,905

Reconciliation of Free Cash Flow:
Three Months Ended
3/27/2020
Net cash provided by (used for) operating activities	$152
Additions to property and equipment	(39)
Free cash flow	$113
(1) Please refer to non-GAAP reconciliation tables above for reconciliation of these items